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                     CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 43 to Registration Statement File No. 2-67052 of Forum Funds on behalf of Maine Municipal Bond fund, New Hampshire Bond Fund, Investors Bond Fund, Taxsaver Bond Fund, Payson Value Fund, Payson Balanced Fund, Daily Assets Treasury Fund, Austin Global Equity Fund and Oak Hall Equity Fund (nine of the series constituting Forum Funds) of our reports dated May 9, 1997, incorporated by reference in the Statements of Additional Information, which are a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectuses, which are a part of such Registration Statement, and "Auditors" in the Statements of Additional Information.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
July 30, 1997